Exhibit 10.14

November 30, 2022

Re: Separation Agreement and Release of Claims

Dear Surojit Chatterjee:

You and Coinbase, Inc. (the “Company”) have mutually agreed to end your employment with the Company. You and the Company agree that you will continue to complete your duties in good faith through the Notice Date, including using commercially reasonable efforts to assist with the transition of your duties as requested by the Company. November 30, 2022, is your last day with full access to Company systems (the “Notice Date”) and, provided you sign this Agreement, February 3, 2023, is your last day of employment with the Company (the “Separation Date”). If you do not sign this Agreement, your last date of employment and Separation Date will be November 30, 2022.

This letter sets forth the terms and conditions of your Separation Agreement and Release of Claims (the “Agreement”). Please read this Agreement carefully, as it contains legal obligations that you will be required to undertake to receive separation benefits under this Agreement, including a general release of claims. You have twenty-one (21) days from the date of this Agreement to consider whether to sign this Agreement, and you are advised to consult an attorney before signing. You further acknowledge that any changes to the Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

1.Separation Compensation: You entered into the Company’s Change of Control and Severance Policy effective as of February 23, 2021 (the “Severance Policy”), pursuant to a participation letter between you and the Company, according to which, you are entitled to certain severance benefits upon the execution of a release. You and the Company agree to modify those benefits as set forth herein. In exchange for you signing this Agreement and the Advisor Agreement (attached hereto as Appendix A) (the “Advisor Agreement”) and provided you do not revoke the ADEA Release in Paragraph 19 below, you and the Company mutually agree to the following:

a.The Company will continue to treat you as an active employee from the Notice Date until the Separation Date for purposes of salary continuation and benefits (“Initial Advisory Period”).

i.You and the Company agree that except as modified and agreed to under the Advisor Agreement, you will no longer be eligible for any further vesting of equity after the Notice Date (i.e., November 30, 2022) and, except as to 249,315 shares subject to the Option (as defined in the Advisor Agreement) that are eligible to vest as set forth more fully in the Advisor Agreement, all remaining outstanding stock option awards and RSU awards that have not vested on or before the Notice Date shall expire and be forfeited at such time without consideration.

b.During the Initial Advisory Period, you shall continue to be reasonably available for advice and meetings with senior leadership including, at minimum, two 60-90 minute meetings in each of December 2022 and January 2023 concerning product strategy and other matters as requested by the Company.

c.The Company agrees to provide you with severance pay in the gross amount of two hundred forty three thousand, three hundred thirty three dollars and thirty-four cents ($243,333.34), less applicable withholdings and deductions, which is equal to four (4) months of your base pay (the “Separation Payment”). The Separation Payment will be paid to you in a lump sum as soon as administratively possible (but not later than 15 business days) from the Effective Date of this

Agreement (as defined in Paragraph 19 below) or 15 business days after your Separation Date, whichever is later.

d.Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for up to ten (10) months following the month of the Separation Date (the “COBRA Benefits”).

e.From the Separation Date until December 31, 2023 (the “Advisory Period”), you will continue your relationship with the Company in an advisory capacity, pursuant to the terms of both this Agreement and the Advisor Agreement.

i.During the Advisory Period, you and the Company further agree that you will use commercially reasonable efforts to complete your advisory duties in good faith, as set forth in the Advisor Agreement, including by making yourself reasonably available by phone, video or in person consultations and/or strategizing sessions with senior management of the Company on an as-needed basis.

f.By signing below, you acknowledge that you are receiving the valuable consideration outlined above (the “Separation Compensation”) in exchange for the voluntary agreements made herein, including but not limited to waiving your rights to claims referred to in this Agreement, and that you would not otherwise be entitled to the Separation Compensation.

g.If you exercise your right to revoke the ADEA Release pursuant to Paragraph 19 below, the Company shall pay you the Severance Compensation reduced by the amount of the ADEA Consideration defined in Paragraph 19 below.

2.Benefits.

a.Company Paid Health Insurance. As an employee through the Separation Date, you will remain on the Company sponsored health insurance plan through the last day of the month in which your Separation Date occurs. Thereafter, as provided by the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits and, later, to convert to an individual policy. You will be provided with a separate notice of your COBRA rights after your Separation Date.

b.General. As of the Separation Date, you will be treated as a terminated employee. Thus, your participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses or commissions, contributions to a 401k plan, and paid time off, if applicable, ceased (or will cease) as of the Separation Date. Notwithstanding the foregoing, as set forth in Paragraph 1(a)(i) of this Agreement, vesting in all stock options and/or RSUs ceased (or will cease) as of the Notice Date, except as modified and agreed to under the Advisor Agreement (attached hereto as Appendix A).

3.Payment of Salary, Receipt of All Benefits and Reimbursements. You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, RSUs, stock, stock options, vesting, and any and all other benefits and compensation (together, “Compensation”) due to you through the last payroll date prior to this Agreement. Additionally, you acknowledge and agree that you have been reimbursed by the Company for all expenses incurred in conjunction with the performance of your employment with the Company and that no other reimbursements are owed to you as of the date you execute this Agreement.

4.Return of Company Property: By signing below, you agree that by no later than the Separation Date you will have returned or caused to be returned to the Company (or, in the case of confidential and proprietary information, destroyed) all confidential and proprietary information, laptops, ipads, power cords, mobile devices, yubikeys, and all other Company property (including those stored in your personal computer, USB drives or in a cloud environment), as well as all copies or excerpts of any property, files or documents obtained as a result of your employment with the Company, except those items that the Company specifically agrees in writing to permit you to retain. If you discover after the Separation Date that you have retained any Company confidential or proprietary information, you agree, immediately upon discovery, to return to the Company or destroy the information. Your timely return (or destruction) of all such Company documents, properties and information is a condition precedent to your receipt of the Separation Compensation provided under this Agreement.

5.Confidential Information: You hereby acknowledge that you will remain bound by the Confidential Information, Invention Assignment and Arbitration Agreement entered into by and between you and the Company on January 29, 2020 (the “CIIAA”). You further acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the CIIAA), that you will hold all Confidential Information in strictest confidence, and that you will not make use of such Confidential Information on behalf of anyone, except for the benefit of the Company under the Advisor Agreement. You further confirm that you have delivered to the Company or destroyed all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof. Nothing in this section or otherwise in this Agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

6.Waiver of Claims: In consideration for receiving the Separation Compensation described in Paragraph 1 above, you, for yourself, your attorneys, heirs, executors, administrators, successors and assigns, hereby release and waive to the maximum extent permitted by applicable law any and all claims or causes of action, known or unknown, suspected or unsuspected, that you had, now have, or may have against the Company and/or its current and former owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, parents, subsidiaries, affiliates, successors or assigns, in each case, in their capacity as such (collectively “Releasees”), with respect to any matter at any time from the beginning of time through the date you sign this Agreement, including but not limited to any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, separation or severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, the Civil Rights Act of 1991; the Employee Retirement Income Security Act (ERISA) of 1974; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Family and Medical Leave Act; the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Civil Code, the California Constitution any amendments to the foregoing, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws, including all claims arising under your local state laws and all municipal laws or ordinances within your local jurisdiction. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law. The waiver and release contained in this Agreement does not apply to your rights or any claims which, as a matter of law, cannot be released by private agreement.

7.Release of Unknown Claims. You acknowledge that you hereby release all known and unknown claims including claims which you do not know or suspect to exist in your favor at the time of executing the release, which if known by you may or must have materially affected your rights. Therefore, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.No Other Claims: You acknowledge and agree that you have not filed, nor assigned to others the right to file, nor are there currently pending, any complaints or lawsuits against the Releasees with any court, and that you will not file, or assign to others the right to file, or make any further claims against the Releasees at any time for actions taken up to and including the date you execute this Agreement. To the maximum extent permitted by applicable law, you covenant not to sue the Releasees for any of the claims released above and will affirmatively opt out of any such class, collective, representative or group action. You also represent that you do not intend, and know of no facts or basis on which, to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. You represent that you have reported to the Company any and all work-related injuries incurred during employment. You further represent you have had the opportunity to raise any concerns or complaints against the Company, and that if any concerns or complaints were raised during your employment, they were addressed to your satisfaction. You affirm that you have recorded all hours worked and that you are not owed any other monies. You affirm and represent to the Company that to your knowledge, you have complied with all Company policies and procedures during your employment. If the Company discovers or learns that you did not comply with all Company policies and procedures during your employment, including this Agreement, then Company may seek all remedies available under the law and equity.

As of the signing of this Agreement, the Company is not aware of any facts or circumstances which could serve as the basis for any claims or causes of action against you.

9.Exceptions and No Interference with Rights. Nothing in this Agreement is intended to waive, and, notwithstanding anything to the contrary in this Agreement, your waiver of claims under Section 6 above does not apply to, claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (c) that may arise after you sign this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, (e) relating to your rights under this Agreement, (f) for indemnification under any indemnification agreement between you and any Releasees, under any Releasee’s by-laws, or under applicable law, or (g) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgements, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (h) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (i) limits you from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

10.Cooperation: The parties understand and agree that the Company may require your cooperation and assistance in the future in the defense of any subpoena, litigation or regulatory matter regarding matters in which you were involved during your employment with the Company, or about facts or claims of which you may have knowledge. You agree to voluntarily cooperate by making yourself reasonably available for interviews with the Company’s counsel or at the request of Company’s counsel, without subpoena, for preparing for and providing deposition testimony, for preparing for and providing trial testimony, to participate in a regulatory interview, and to provide accurate and complete assistance and information (together the “Cooperation Services”), provided that the Cooperation Services shall not unreasonably interfere with your professional and/or personal obligations. The Company shall reimburse you for any reasonable documented out of pocket expenses that you incur due to your performance of Cooperation Services. In addition, for all time that you reasonably expend in providing Cooperation Services after the Separation Date, the Company shall compensate you at a mutually agreed hourly rate.

11.Mutual - Non-disparagement: This is a voluntary Agreement that provides you valuable consideration. As a result, you agree that you will not disparage the Releasees or their products, services, directors, officers, shareholders, employees, affiliates, successors or assigns with any written or oral statement. However, nothing in this Agreement precludes you from testifying in an administrative, legislative or judicial proceeding concerning any alleged criminal conduct or sexual harassment of any party to this Agreement or participating in a government investigation in response to a subpoena or court order. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, at work-related events, between employees, or between the Company and employees, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company, by and through its executives, agrees to refrain from making any disparaging, defaming, or slanderous statements about you, and the Company agrees to instruct its executives to refrain from making any disparaging, defaming, or slanderous statements about you.

12. Legal and Equitable Remedies: The parties shall have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies they may have at law or in equity for breach of this agreement.

13.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. Other than the Company’s obligation and right to withhold, you agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon (including but not limited to, those imposed under Internal Revenue Code Section 409A).

14.Fees and Expenses; Attorneys’ Fees: The Company shall reimburse you for fees and out of pocket expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, in an amount not to exceed $20,000. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.Non-Solicitation. You agree that currently and continuing for a period of twelve (12) months immediately following the Separation Date you shall not directly or indirectly solicit any of the Company’s employees or contractors to leave their employment or assignment at the Company except pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of the Company.

16.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Releasees.

17.Entire Agreement: You agree that except for your CIIAA, including the provisions requiring arbitration of disputes, which are incorporated herein, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company. You and the Company agree that this Agreement (including the Advisor Agreement attached hereto) and your CIIAA constitute the entire agreement between you and the Company regarding the subject matter of this Agreement.

18.Miscellaneous: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this Agreement. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution electronically, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original physical copy, and an electronic, facsimile signature or scanned image of a signature shall be deemed an original and valid signature. This Agreement shall be construed and interpreted in accordance with the laws of the state in which you were last employed by the Company.

19.Review and Revocation. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any claims or causes of action, known or unknown, suspected or unsuspected, that you had, now have, or may have against any of the Releasees under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) arising at any time from the beginning of time through the date you sign this Agreement (collectively, the “ADEA Release”), and the Separation Payment, COBRA Benefits, and those benefits due under the Advisor Agreement are paid as an inducement for and in consideration of your release of any claims you may have under the ADEA and the OWBPA (“ADEA Consideration”). You acknowledge that the ADEA Consideration is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA and the OWBPA that: (a) your ADEA Release does not apply to any claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) calendar days from the date you receive this Agreement within which to consider whether to sign this Agreement and that no modification to this Agreement will toll or restart such 21-day period (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) calendar days following the execution of this Agreement to revoke the ADEA Release (in a written revocation sent to L.J. Brock and even if you exercise your right to revoke the ADEA Release, the remainder of this Agreement shall not be affected by such revocation and the remainder of the Agreement shall continue in full force and effect; and (e) the ADEA Release will not be effective until the eighth day after this Agreement has been signed by you (“Effective Date”). You acknowledge and agree that, in the event that you revoke the ADEA Release, you will not be entitled to receive that portion of the Separation Compensation which constitutes the ADEA Consideration (i.e., the Separation Payment, COBRA Benefits, and any benefits due under the Advisor Agreement) and your employment will end following the Initial Advisory Period. Regardless of whether or not you revoke the ADEA Release, your general release of claims, except for the claims arising under the ADEA and the OWBPA, is effective immediately upon you signing this Agreement and is not revocable.

You have 21 days from the receipt of this Agreement to review and consider this Agreement and to provide an executed copy of this Agreement to the Company. You further acknowledge that any changes to the Agreement, whether material or immaterial, do not restart the running of the 21-days consideration period.

SIGNATURE AND ACKNOWLEDGMENT

Through my physical or electronic signature below, I agree to the terms set forth in the Agreement above. I acknowledge that I have read and understand this Agreement, had the opportunity to consult with counsel regarding it, and I sign this Agreement, including the release of claims, in exchange for valuable consideration, knowingly, willingly and voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement except as provided in the Agreement.

READ, UNDERSTOOD AND AGREED:

Signature:	/s/ Surojit Chatterjee	Date:	November 30, 2022
Surojit Chatterjee

Signature:	/s/ L.J. Brock	Date:	November 30, 2022
L.J. Brock, Coinbase, Inc.

APPENDIX A

ADVISOR AGREEMENT

This Advisor Agreement is entered into between Coinbase, Inc. (“Company”) and the advisor named on the signature page hereto (“Advisor”) as of the date Advisor and Company sign this Advisor Agreement (“Effective Date”). Company and Advisor agree as follows:

1. Services. Advisor shall serve as an advisor to the Company from February 4, 2023 to December 31, 2023 (“Term”). Advisor will provide advising and transitional services to the Company, including, without limitation, meeting with members of the Company’s leadership team regarding product strategy and other matters and such other services as requested by the Company’s management (the “Services”). Advisor shall devote time of no more than eight (8) hours per month on average to the performance of the Services. Advisor represents that Advisor has the qualifications, the experience and the ability to properly perform the Services. Advisor shall use commercially reasonable efforts to perform the Services such that the results are satisfactory to the Company.

2. Consideration. As consideration due Advisor for the Services, the Company agrees to the following:

(a) Notwithstanding any contrary provision in the Company’s stock plans and/or plan award agreements: (1) except as outlined in Section 2(a)(2), all of Advisor’s unvested Company equity awards (including stock options and restricted stock units, the “Equity Awards”) shall cease vesting effective as of November 30, 2022, (2) Advisor’s stock options granted February 5, 2020 (the “Option”) shall vest as to 9,315 shares on the third (3rd) day of December, 2022 and 20,000 shares on the third day of each of January through December, 2023 (the “Vesting Dates”) for a total of 249,315 vested option shares, provided that Advisor remains in service in good standing to the Company through each such Vesting Date, (3) any unvested portion of each Equity Award remaining will terminate effective as of December 31, 2023, or upon any earlier termination in accordance with the terms of this Advisor Agreement.

(b) The post-termination exercise period for Advisor’s Equity Awards, including, without limitation, the Option, will end the earliest to occur of (i) the seven (7) year anniversary of Advisor’s Termination Date (as defined under the Company’s 2019 Equity Incentive Plan (the “Plan”)), and (ii) the expiration date of the Option, subject to the Company’s ability to take any of the actions set forth in Section 11.1 of the Plan.

To the extent all or a portion of the Option is currently an incentive stock option under the tax laws, the Option will cease to qualify as an incentive stock option on the first day that is more than three months following Advisor's last date of employment with the Company. Advisor must satisfy all applicable withholding tax obligations upon exercise of the Option, and no exercise of the Option will be effective unless Advisor makes arrangements satisfactory to the Company to comply with all such withholding tax obligations. Advisor further acknowledges and agrees that the Company has encouraged Advisor to consult with a tax advisor before executing this Advisor Agreement.

3.Ownership. Company shall own, and Advisor shall assign and hereby does assign to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information (as defined below) (“Inventions”).

4.Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except in performing the Services use any Proprietary Information. However, Advisor shall not be so obligated with respect to information that (i) is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company (unless subject to a previous Confidentiality Agreement). Upon termination or as otherwise requested by Company, Advisor will promptly return to Company or destroy all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall be construed to prevent disclosure of Proprietary Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

5.Solicitation. Advisor agrees that during the term of this Agreement and for one (1) year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave Company for any reason except pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of the Company.

6.Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other notice. For avoidance of doubt, in the event of termination by the Company for Cause or the Advisor for any reason, the Advisor shall not receive the consideration described in Section 2 of this Advisor Agreement. In the event the Company terminates Advisor prior to the end of the Term without Cause, the Company acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Advisor shall continue to vest in the Option on the schedule outlined in Section 2(a) above, which vested Option and any vested Equity Awards shall be subject to the exercise period outlined in Section 2(b) above. In addition, this Agreement shall automatically end at the end of the Term, unless extended by mutual agreement of the parties or terminated early by either party. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. “Cause” means any of the following: (i) any material breach by Advisor of any material written agreement between Advisor and the Company and the Advisor’s failure to cure such breach within thirty (30) days after receiving written notice thereof; (ii) Advisor’s material failure to comply with the Company’s material written policies or rules, as they may be in effect from time to time and the Advisor’s failure to cure such breach within thirty (30) days after receiving written notice thereof; (iii) Advisor’s repeated material failure to follow reasonable and lawful instructions from the Board or the Company’s Chief Executive Officer and Advisor’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) Advisor’s conviction of, or plea of guilty or nolo contender to, felony or crime involving dishonesty or moral turpitude that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (v) Advisor’s commission of or participation in an act of fraud against the Company; (vi) Advisor’s intentional material damage to the Company’s business, property or reputation; or (vii) Advisor’s willful and material breach of any obligation to the Company with respect to use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Advisor owes an obligation of nondisclosure as a result of Advisor’s relationship with the Company Proprietary Information.

7.Conflict of Interest Guidelines. Advisor (and if applicable, Advisor’s employees) agree to adhere to any Coinbase policies applicable to Advisors and contractors, including any policies against trading based on material non-public information and the Conflict of Interest Guidelines attached as Exhibit A hereto, which may be revised from time to time during the advisor relationship; provided, that any such revisions shall not apply to Advisor without Advisor’s written consent.

8.Relationship of the Parties; No Conflicts; Promotional Rights.

(a) Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract. Except as set forth above or as may be required pursuant to applicable law, Company will withhold no taxes or other monies from any compensation paid to Advisor, and Advisor will be solely responsible for the payment of all federal, state, and local taxes or other contributions or payments imposed or required under the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax

Act, income tax withholding requirements, and all other federal, state, and local laws, rules, and regulations regarding the performance or provision of the Services under this Agreement and regarding Advisor’s status as an independent contractor. Advisor agrees to indemnify, defend, and hold the Company harmless from any costs, expenses, penalties, or damages (including attorney’s fees) arising from Advisor’s failure to properly pay such taxes or contributions and/or the Company not withholding or remitting any taxes, contributions, or payments regarding compensation paid to Advisor under this Agreement.

(b) Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. Advisor represents and warrants that if during the term of the Agreement, Advisor seeks to perform, on Advisor’s own behalf or on behalf of any other person or entity, one of whose primary products or services (or the products or services for which Advisor is engaged) include a cryptocurrency exchange, cryptocurrency custody services, an NFT marketplace, or a Web3 wallet (each, a “Competitive Activity”), services which are related to any such Competitive Activity (whether as an employee, consultant or otherwise) and relate to or are competitive with the Company’s then-current and/or in-development products or services (the “Proposed Alternate Services”), Advisor agrees to provide the Company in writing to , no less than fifteen (15) business days’ prior to accepting the Proposed Alternate Services, a description of the nature of such Proposed Alternate Services sufficient to allow the Company to determine if such Proposed Alternate Services would conflict with the terms of this Agreement, including the terms of the confidential information agreement, the legitimate business interests of the Company or further services which the Company might request of Advisor. Notwithstanding Section 6, Company may terminate this Agreement immediately if (i) such Proposed Alternate Services conflict with the terms herein, (ii) the Company notified Advisor in writing of such conflict, and (ii) Advisor nevertheless elects to commence such Proposed Alternate Services. In the event of a valid termination under this Section 8(b), Advisor shall not receive the consideration described in Section 2 of this Agreement.

(c) For the avoidance of doubt, Advisor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

(d) During the Term, Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

9. Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor, and Advisor shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 3, 4 or 5 may cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company shall be entitled to seek injunctive relief with respect thereto in addition to any other remedies. This Agreement, along with the Separation Agreement by and between the Company and Advisor to which this Agreement is attached, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. Any notice shall be given in writing by first class mail or electronic mail and addressed to the party to be notified at the address below, or at such other address or email address as the party may designate by 10 days’ advance written notice to the other party.

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The undersigned have executed this Advisor Agreement as of November 30, 2022 (the “Effective Date”).

/s/ L.J. Brock                        THE COMPANY: COINBASE, INC.

Name: L.J. Brock
Title: Chief People Officer, Coinbase, Inc.
Date: November 30, 2022

I HAVE READ THIS DOCUMENT CAREFULLY (INCLUDING EXHIBIT A) AND I UNDERSTAND AND VOLUNTARILY ACCEPT ITS TERMS.

Advisor: SUROJIT CHATTERJEE

/s/ Surojit Chatterjee

Date: November 30, 2022

[Signature Page to Advisor Agreement]

EXHIBIT A

CONFLICT OF INTEREST GUIDELINES

It is Coinbase’s policy to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, independent contractors, and advisors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the best interests of Coinbase as long as they maintain an active relationship with the Company. The following is a non-exhaustive list and does not serve to modify or displace the obligations Coinbase’s employees, independent contractors, and advisors may owe to Coinbase under applicable statutory or common law. The following are potentially compromising situations that must be avoided:

1.Revealing proprietary information to outsiders or misusing proprietary information, including trading based on material non-public information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to Coinbase is intended. This includes being subject to Coinbase’s Insider Trading Policy.

2.Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to Coinbase.

3.Paying, offering, promising to pay (or authorize any payment or offer of) money or anything of value, directly or indirectly, to any government official in order to wrongfully influence the government official, obtain or retain business, direct business to any person, induce a government official to use his or her influence to affect or influence any act or decision, or for any other improper purpose.

4.Initiating or approving personnel actions affecting reward or punishment of contractors, employees or applicants where there is a family relationship or where there is or appears to be a personal or social involvement influencing such decisions.

5.Initiating or approving any form of personal or social harassment of employees, contractors, vendors, or customers.

6. Investing in or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Coinbase.

7.Borrowing from or lending to employees, customers, or suppliers.

8.Acquiring real estate of interest to Coinbase.

9.Improperly using or disclosing to Coinbase any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.Making any unlawful agreement with distributors with respect to prices.

11.Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

Each contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in the end of your assignment.
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